U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        DYNE                          MARK
--------------------------------------------------------------------------------
        (Last)                       (First)              (Middle)

        C/O BRILLIANT DIGITAL ENTERTAINMENT, INC.
        6355 TOPANGA CANYON BOULEVARD, SUITE 120
--------------------------------------------------------------------------------
                                    (Street)

        WOODLAND HILLS                  CA                  91367
--------------------------------------------------------------------------------
        (City)                       (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        BRILLIANT DIGITAL ENTERTAINMENT, INC. (AMEX: BDE)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        DECEMBER 31, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                       5.             6.
                                                       4.                              Amount of      Owner-
                                                       Securities Acquired (A) or      Securities     ship
                                                       Disposed of (D)                 Beneficially   Form:     7.
                                                       (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                            2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                          Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security           Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                 3/1/01        J4(1)           225,000      D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                 3/1/01        J4(2)           900,000      A                900,000       I        BY GENERAL
                                                                                                                PARTNERSHIP
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                             405,013       I        BY GENERAL
                                                                                                                PARTNERSHIP
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                             569,749       D
====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION        $0.16    12/19/01  A        50,000       (3)      12/19/11 COMMON     50,000           50,000    D
(RIGHT TO BUY)                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
SECURED             $0.706   5/23/01   A4(4)  $214,150      5/23/01   11/10/02 COMMON    303,328 $214,150  303,328   I       BY
CONVERTIBLE                                                                    STOCK                                         EURO-
PROMISSORY                                                                                                                   PLAY I,
NOTE                                                                                                                         LLC
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $0.793   5/23/01   A4(5)   270,050      5/23/01   5/23/04  COMMON    270,050           270,050   I       BY
WARRANT                                                                        STOCK                                         EURO-
(RIGHT TO BUY)                                                                                                               PLAY I,
                                                                                                                             LLC
====================================================================================================================================

Explanation of Responses:

(1) Contributed to the Markev and Toibb Partnership in which an entity Mr. Dyne controls is a general partner.
(2) Mr Dyne contributed a portion of the reported securities to The Markev and Toibb Partnership in which an entity Mr. Dyne controls is a general partner. Mr. Dyne disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(3) This stock option vests and becomes exercisable in four equal annual installments, commencing on January 1, 2002.
(4) The terms of this Secured Convertible Promissory Note were subsequently amended as reflected on the Form 4 filed by Mr. Dyne on January 11, 2002.
(5) The terms of this Common Stock Warrant (Right to Buy) were subsequently amended as reflected on the Form 4 filed by Mr. Dyne on January 11, 2002.



        /S/  MARK DYNE                                          02/14/02
--------------------------------------------              ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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